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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-A

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                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            P. H. GLATFELTER COMPANY
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

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

             Pennsylvania                                                                          23-0628360
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(State of incorporation or organization)                                               (I.R.S. Employer Identification No.)

      Spring Grove, Pennsylvania                                                                      17362
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(Address of principal executive offices)                                                           (Zip Code)
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Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class             Name of each exchange on
           to be so registered:            which each class is to be registered:
           --------------------            -------------------------------------

         Common Stock, $.01 Par Value      New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ x ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                ----------------
                                (Title of Class)





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Item 1.  Description of Registrant's Securities to be Registered
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         Common Stock, $.01 Par Value
         ----------------------------

                  The capital stock of P. H. Glatfelter Company (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange") is the Registrant's Common Stock with a par value of $.01 per share.

                  Holders of Common Stock, $.01 par value, are entitled to one vote per share and to vote cumulatively for directors. Therefore, each shareholder is entitled to cast as many votes in the election of directors as shall be equal to the number of shares of Common Stock held by such shareholder on the record date, multiplied by the number of directors to be elected. Under the Company's By-Laws, the directors are divided into three classes, consisting of four directors each. As a result of the classified Board, a shareholder will need to own a greater number of shares in order to be assured of electing a director than would be necessary if the Board were not classified. Holders of Common Stock do not have pre-emptive rights.

                  The Common Stock is junior in all respects to the Company's Preferred Stock, par value $50. The Common Stock is entitled to dividends as declared by the Board of Directors and may be repurchased by the Company, subject to the satisfaction of dividend and sinking fund requirements with respect to outstanding Preferred Stock. There are currently no outstanding shares of Preferred Stock.

                  The Transfer Agent and Registrar for the Common Stock is currently American Stock Transfer & Trust Company. The Common Stock of the Company is currently traded on the American Stock Exchange, but has been accepted for listing on the New York Stock Exchange. Once the Company's Common Stock is registered on the New York Stock Exchange, the Company will file with the American Stock Exchange an application for withdrawal from listing.

Item 2.  Exhibits
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         None.




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                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                       P. H. GLATFELTER COMPANY



Dated: October 23, 1998                By:  /s/ ROBERT P. NEWCOMER
                                           -----------------------------------
                                           Robert P. Newcomer
                                           Executive Vice President,
                                           Chief Financial Officer and Director